Exhibit 99.1

Allarity Therapeutics Provides First Quarter 2025 Update, Highlighting Continued Stenoparib Benefit and Upcoming Trial Enrollment

Stenoparib continues to demonstrate clinical benefit in heavily pre-treated ovarian cancer, with two patients remaining on treatment for more than 19 months

Initiated utilization of share repurchase program

Cash and restricted cash balance of approximately $27 million at end of Q1 2025, reinforcing financial stability

TARPON SPRINGS, Fla., May 9, 2025 -- Allarity Therapeutics, Inc. (“Allarity” or the “Company”) (NASDAQ: ALLR), a Phase 2 clinical-stage pharmaceutical company dedicated to developing stenoparib—a differentiated, dual PARP and WNT pathway inhibitor—today reported financial results and provided an update on recent operational highlights for the first quarter ended March 31, 2025.

“The start of 2025 marks an important next chapter for Allarity,” said Thomas Jensen, CEO of Allarity Therapeutics. “With enrollment about to begin in both our self-funded ovarian cancer trial and the Veterans Administration–funded combination trial in small cell lung cancer, we are focused on generating the data needed to advance stenoparib toward regulatory approval. The continued durability of response observed in ovarian cancer patients is encouraging, and we look forward to sharing updates on both trials in the months ahead.”

Clinical and Drug Development Progress

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Durable Clinical Benefit as monotherapy dosed twice daily: Multiple patients treated with stenoparib in the ongoing Phase 2 trial for advanced ovarian cancer exceeded 30 weeks on therapy, with two patients still on treatment and receiving benefit more than 19 months, underscoring the drug’s safety profile.

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DRP® Platform Expansion Beyond Small Molecules: At AACR 2025, Allarity presented a novel DRP® for daratumumab in multiple myeloma, marking the Company’s first DRP developed for a targeted antibody therapy. This milestone expands the versatility of the DRP® platform, which was previously focused exclusively on small-molecule drugs.

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New Protocol Implemented: Building on compelling data in the ongoing phase 2 ovarian cancer trial, the Company implemented a new Phase 2 protocol focused on platinum-resistant, advanced ovarian cancer patients, with the goal of optimizing dose and refining patient selection to accelerate stenoparib more aggressively toward regulatory approval.

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Combination Trial Launched: Allarity announced a new Phase 2 trial evaluating stenoparib in combination with temozolomide for recurrent small cell lung cancer (SCLC), fully funded by the U.S. Veterans Administration. Allarity’s material contribution is limited to supplying the necessary stenoparib drug product. This novel trial is based upon compelling therapeutic rationale for the combination and could provide a new treatment option for these patients whose options are otherwise limited.

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Clinical Data Presented at SGO: The Company presented updated Phase 2 clinical data at the Society of Gynecologic Oncology (SGO) 2025 Annual Meeting, demonstrating durable clinical benefit from stenoparib in heavily pre-treated ovarian cancer patients, including those with platinum-resistant, platinum-refractory, and BRCA wild-type disease.

Financial Strengthening and Corporate Development

●	Fully utilized the Company’s At-the-Market (ATM) offering program initiated in March 2024. With all capacity under the related Form S-3 now exhausted, the current ATM program has concluded.

●	Authorized a $5 million share repurchase program, reinforcing confidence in long-term shareholder value.

●	To date, the Company has repurchased approximately 2 million shares under the authorized buyback program.

●	Initiated efforts to combat potential illegal short selling, engaging ShareIntel to investigate trading irregularities through enhanced market surveillance and potential legal action.

●	Ended Q1 2025 with a cash and restricted cash balance of approximately $27 million, further reinforcing the Company’s financial stability and ability to execute on clinical development objectives.

Regulatory and Compliance Resolutions

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Finalized settlement with the SEC following receipt of a Wells Notice in July 2024, resolving all outstanding regulatory matters related to past disclosures by prior management regarding FDA interactions on the Dovitinib NDA, which was submitted to the FDA in 2021.

●	Had class action lawsuit dismissed, closing all related shareholder litigation and further clearing the path for Allarity to focus on clinical and corporate progress.

Anticipated Clinical Milestones in 2025

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New Ovarian Cancer Trial Protocol—New Protocol Enrollment: In the first half of 2025, Allarity expects to begin enrollment under a new protocol for stenoparib in advanced, recurrent, platinum-resistant or platinum-ineligible ovarian cancer. The updated protocol design reflects the compelling, durable clinical benefit observed to date in platinum resistant patients. The protocol aims to provide the definitive foundation for pivotal registration trials for stenoparib in ovarian cancer.

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New Small Cell Lung Cancer Trial—Combination Study: Patient enrollment will initiate in Q2-Q3 2025 in this new Phase 2 trial evaluating stenoparib in combination with temozolomide for recurrent small cell lung cancer (SCLC). The trial, fully funded by the U.S. Veterans Administration, will assess the potential of this novel combination to improve outcomes in recurrent SCLC patients with extremely limited therapeutic opportunities.

First Quarter 2025 Operating Results

●	Cash Position: As of March 31, 2025, cash, cash equivalents and restricted cash totaled $27.7 million compared to $20.9 million of cash and cash receivables at December 31, 2024.

●	R&D Expenses: Research and Development (R&D) expenses for the quarter ended March 31, 2025, were $1.4 million, compared to $2.2 million for the quarter ended March 31, 2024.

●	G&A Expenses: General and Administrative (G&A) expenses for the quarter ended March 31, 2025, were $1.6 million, compared to $2.1 million for the quarter ended March 31, 2024.

●	Net Loss: Net loss was $2.7 million for the quarter ended March 31, 2025, compared to $3.8 million for the quarter ended March 31, 2024.

About Stenoparib

Stenoparib is an orally available, small-molecule dual-targeted inhibitor of PARP1/2 and tankyrase 1/2. At present, tankyrases are attracting significant attention as emerging therapeutic targets for cancer, principally due to their role in regulating the WNT signaling pathway. Aberrant Wnt/β-catenin signaling has been implicated in the development and progression of numerous cancers. By inhibiting PARP and blocking WNT pathway activation, stenoparib’s unique therapeutic action shows potential as a promising therapeutic for many cancer types, including ovarian cancer. Allarity has secured exclusive global rights for the development and commercialization of stenoparib, which was originally developed by Eisai Co. Ltd. and was formerly known under the names E7449 and 2X-121.

About the Drug Response Predictor – DRP® Companion Diagnostic

Allarity uses its drug-specific DRP® to select those patients who, by the gene expression signature of their cancer, may have a high likelihood of benefiting from a specific drug. By screening patients before treatment, and only treating those patients with a sufficiently high, drug-specific DRP score, the therapeutic benefit rate may be enhanced. The DRP method builds on the comparison of sensitive vs. resistant human cancer cell lines, including transcriptomic information from cell lines, combined with clinical tumor biology filters and prior clinical trial outcomes. DRP is based on messenger RNA expression profiles from patient biopsies. The DRP® platform has shown an ability to provide a statistically significant prediction of the clinical outcome from drug treatment in cancer patients across dozens of clinical studies (both retrospective and prospective). The DRP platform, which may be useful in all cancer types and is patented for dozens of anti-cancer drugs, has been extensively published in the peer-reviewed literature.

About Allarity Therapeutics

Allarity Therapeutics, Inc. (NASDAQ: ALLR) is a clinical-stage biopharmaceutical company dedicated to developing personalized cancer treatments. The Company is focused on development of stenoparib, a novel PARP/tankyrase inhibitor for advanced ovarian cancer patients, using its DRP® technology to develop a companion diagnostic that can be used to select those patients expected to derive the greatest clinical benefit from stenoparib. Allarity is headquartered in the U.S., with a research facility in Denmark, and is committed to addressing significant unmet medical needs in cancer treatment. For more information, visit www.allarity.com.

Follow Allarity on Social Media

LinkedIn: https://www.linkedin.com/company/allaritytx/

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide the Company’s current expectations or forecasts of future events. The words “anticipates,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements include, but are not limited to, statements related to the continued clinical development of stenoparib in ovarian cancer and small cell lung cancer, including the initiation of patient enrollment in a redesigned Phase 2 trial and a new combination study; the Company’s ability to generate data to support regulatory approval; the expansion of the DRP® platform to antibody-based therapies; the potential clinical benefit of stenoparib; and the Company’s financial position and ability to support future operations. Any forward-looking statements in this press release are based on management’s current expectations of future events and are subject to multiple risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, risks related to clinical development timelines, patient enrollment, trial outcomes, regulatory approval processes, the predictive performance of the DRP® platform, and the Company’s ability to secure sufficient funding or partnerships to support its programs, as well as broader risks related to the biopharmaceutical industry and general economic and market conditions. For a discussion of other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in our Form 10-K annual report filed with the Securities and Exchange Commission (the “SEC”) on March 31, 2025, and our Form 10-Q quarterly report filed with the SEC on May 9, 2025, available at the SEC’s website at www.sec.gov, and as well as discussions of potential risks, uncertainties and other important factors in the Company’s subsequent filings with the SEC. All information in this press release is as of the date of the release, and the Company undertakes no duty to update this information unless required by law.

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Company Contact:
investorrelations@allarity.com

Media Contact:
        Thomas Pedersen
        Carrotize PR & Communications
        +45 6062 9390
        tsp@carrotize.com

ALLARITY THERAPEUTICS, INC.

Condensed Consolidated Balance Sheets

(in thousands, except for share and per share data)

	March 31,	December 31,
	2025	2024
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$25,201	$19,533
Receivables from ATM sales	—	1,416
Restricted cash	2,503	—
Other current assets	110	115
Prepaid expenses	493	507
Tax credit receivable	1,115	770
Total current assets	29,422	22,341
Non-current assets:
Property, plant and equipment, net	308	309
Total assets	$29,730	$22,650

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$4,347	$4,182
Accrued expenses and other current liabilities	5,275	5,232
Warrant derivative liability	—	1
Income taxes payable	76	74
Convertible promissory notes and accrued interest, net of debt discount	1,363	1,350
Total current liabilities	11,061	10,839
Total liabilities	11,061	10,839

Commitments and contingencies (Note 11)

Stockholders’ equity
Common stock, $0.0001 par value (250,000,000 shares authorized); 17,021,970 and 7,302,797 shares issued and outstanding at March 31, 2025 and December 31, 2024, respectively	2	1
Additional paid-in capital	140,995	131,130
Accumulated other comprehensive loss	(630)	(354)
Accumulated deficit	(121,698)	(118,966)
Total stockholders’ equity	18,669	11,811
Total liabilities and stockholders’ equity	$29,730	$22,650

ALLARITY THERAPEUTICS, INC.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(in thousands, except for share and per share data)

	Three Months Ended
	March 31,
	2025	2024
Operating expenses:
Research and development	$1,403	$2,170
General and administrative	1,633	2,070
Total operating expenses	3,036	4,240
Loss from operations	(3,036)	(4,240)
Other income (expense):
Interest income	222	—
Interest expense	(57)	(102)
Foreign exchange gains	138	76
Change in fair value of derivative and warrant liabilities	1	419
Total other income, net	304	393
Loss before income tax benefit	(2,732)	(3,847)
Income tax benefit	—	4
Net loss	(2,732)	(3,843)
Gain on extinguishment of Series A Convertible Preferred Stock	—	191
Deemed dividend on Series A Convertible Preferred Stock	—	(228)
Net loss attributable to common stockholders	$(2,732)	$(3,880)

Net loss per common share, basic and diluted	$(0.25)	$(664.16)
Weighted average common shares outstanding, basic and diluted	11,146,922	5,842

Other comprehensive loss
Net loss	$(2,732)	$(3,843)
Change in cumulative translation adjustment	(276)	25
Total comprehensive loss	$(3,008)	$(3,818)